
                                                                                                                    EXHIBIT 19

                                                       HIGHLIGHTS (UNAUDITED)

                                                      Three Months Ended March 31,           Twelve Months Ended March 31,
                                                  ------------------------------------   -------------------------------------
                                                                            % Increase                               % Increase
(Dollars in thousands, except per share amounts)      1998            1997  (Decrease)         1998            1997  (Decrease)
------------------------------------------------      ----            ----   --------          ----            ----   --------
FROM CURRENT BUSINESSES1:
  Revenues and sales:
    Wireline                                      $334,447        $301,176      11       $1,302,153      $1,180,444      10
    Wireless                                       140,629         124,117      13          559,238         491,073      14
                                                  --------        --------               ----------      ----------
      Total communications                         475,076         425,293      12        1,861,391       1,671,517      11
    Information services                           266,861         217,164      23        1,023,070         862,026      19
    Product distribution                            81,773          76,060       8          322,568         301,587       7
    Other operations                                23,252          34,258     (32)         107,874         133,028     (19)
                                                  --------        --------               ----------      ----------
      Total revenues and sales                    $846,962        $752,775      13       $3,314,903      $2,968,158      12
                                                  ========        ========               ==========      ==========

  Operating income:
    Wireline                                      $115,655        $105,901       9       $  456,204      $  408,848      12
    Wireless                                        40,063          39,688       1          178,776         158,861      13
                                                  --------        --------               ----------      ----------
      Total communications                         155,718         145,589       7          634,980         567,709      12
    Information services                            36,863          33,664      10          148,421         141,905       5
    Product distribution                             3,581           3,278       9           12,787          14,991     (15)
    Other operations                                 1,758           2,928     (40)           7,618          11,755     (35)
    Corporate expenses                              (6,373)         (5,373)     19          (29,920)        (24,830)     20
                                                  --------        --------               ----------      ----------
      Total operating income                      $191,547        $180,086       6       $  773,886      $  711,530       9
                                                  ========        ========               ==========      ==========

  Net income                                      $101,278        $ 91,830      10       $  408,345      $  367,300      11
  Basic earnings per share                            $.55            $.49      12            $2.20           $1.94      13

AS REPORTED:
  Revenues and sales                              $846,962        $784,305       8       $3,326,220      $3,202,457       4
  Operating income                                $191,547        $181,225       6       $  757,346      $  601,685      26
  Net income                                      $123,551        $101,708      21       $  529,729      $  309,372      71
  Basic earnings per share                            $.67            $.54      24            $2.85           $1.63      75

Weighted average common shares                 184,074,000     186,841,000      (1)     185,367,000     188,648,000      (2)
Current annual dividend rate per common share        $1.16           $1.10       5

Capital expenditures                              $100,346        $145,351     (31)      $  500,568      $  506,186      (1)
Total assets                                                                             $5,842,984      $5,227,170      12
Wireline access lines                                                                     1,821,170       1,707,877       7
Wireless customers                                                                          976,769         843,658      16
Long-distance customers                                                                     315,309         154,265     104

1 From current businesses excludes the sold healthcare, wire and cable operations, the provision to reduce carrying value of certain assets, and gain on disposal of assets.

                                       17


                              CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)


                                                     Three Months                     Twelve Months
                                                    Ended March 31,                  Ended March 31,
                                                 ---------------------          -------------------------

(Dollars in thousands, except per share amounts)     1998         1997                1998           1997
------------------------------------------------     ----         ----                ----           ----
REVENUES AND SALES:
  Service revenues                               $717,934     $625,814          $2,793,027     $2,543,613
  Product sales                                   129,028      158,491             533,193        658,844
                                                 --------     --------          ----------     ----------
     Total revenues and sales                     846,962      784,305           3,326,220      3,202,457
                                                 --------     --------          ----------     ----------

COSTS AND EXPENSES:
  Operations                                      446,192      392,282           1,740,649      1,611,582
  Cost of products sold                            84,080      104,070             342,174        444,059
  Depreciation and amortization                   125,143      106,728             469,177        424,851
  Provision to reduce carrying value of
    certain assets                                      -            -              16,874        120,280
                                                 --------     --------          ----------     ----------
     Total costs and expenses                     655,415      603,080           2,568,874      2,600,772
                                                 --------     --------          ----------     ----------

OPERATING INCOME                                  191,547      181,225             757,346        601,685

Other income, net                                   5,141         (573)             10,950          1,806
Interest expense                                  (33,499)     (32,002)           (131,678)      (128,624)
Gain on disposal of assets and other               36,584       16,216             226,990         16,216
                                                 --------     --------          ----------     ----------
Income before income taxes                        199,773      164,866             863,608        491,083
Income taxes                                       76,222       63,158             333,879        181,711
                                                 --------     --------          ----------     ----------
Net income                                        123,551      101,708             529,729        309,372
Preferred dividends                                   240          258                 990          1,055
                                                 --------     --------          ----------     ----------
Net income applicable to common shares           $123,311     $101,450          $  528,739     $  308,317
                                                 ========     ========          ==========     ==========

EARNINGS PER SHARE:
  Basic                                              $.67         $.54               $2.85          $1.63
  Diluted                                            $.66         $.54               $2.83          $1.62

                                       18


                               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


                                                               Three Months                  Twelve Months
                                                              Ended March 31,               Ended March 31,
                                                           ---------------------          ---------------------

(Dollars in thousands)                                         1998         1997              1998         1997
----------------------                                         ----         ----              ----         ----
NET CASH PROVIDED FROM OPERATIONS                          $268,676     $246,904          $819,997     $875,961
                                                           --------     --------          --------     --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment               (100,346)    (145,351)         (500,568)    (506,186)
  Purchase of property, net of cash acquired                     --      (32,946)          (17,687)     (32,946)
  Additions to capitalized software development costs       (22,669)     (15,513)          (81,381)     (80,902)
  Additions to other intangible assets                           --           --          (146,526)          --
  Additions to investments                                   (9,523)      (2,375)          (50,515)     (27,387)
  Proceeds from the sale of/return on investments            45,039        1,695           243,093       13,365
  Proceeds from the sale of assets                               --      104,856            95,742      104,856
  Other, net                                                 12,337       (1,238)          (73,132)     (57,366)
                                                           --------     --------           -------      -------
    Net cash used in investing activities                   (75,162)     (90,872)         (530,974)    (586,566)
                                                           --------     --------          --------     --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends on preferred and common stock                   (53,590)     (51,997)         (207,905)    (200,603)
  Reductions in long-term debt                             (130,715)     (61,383)          (48,421)     (43,266)
  Purchase of common stock                                       --      (32,462)         (143,149)    (108,066)
  Preferred stock redemptions and purchases                     (46)         (44)             (875)        (694)
  Long-term debt issued                                          --           --           100,662       39,122
  Common stock issued                                        10,868        4,246            18,642        6,140
                                                           --------     --------          --------     --------
    Net cash used in financing activities                  (173,483)    (141,640)         (281,046)    (307,367)
                                                           --------     --------          --------     --------

Increase (decrease) in cash and short-term investments       20,031       14,392             7,977      (17,972)

CASH AND SHORT-TERM INVESTMENTS:
  Beginning of period                                        16,212       13,874            28,266       46,238
                                                           --------     --------          --------     --------
  End of period                                            $ 36,243     $ 28,266          $ 36,243     $ 28,266
                                                           ========     ========          ========     ========
                                       19

                         CONSOLIDATED BALANCE SHEETS (UNAUDITED)



                                                 March 31,       Dec. 31,      March 31,
ASSETS (Dollars in thousands)                         1998           1997           1997
-----------------------------                   ----------     ----------     ----------
CURRENT ASSETS:
  Cash and short-term investments               $   36,243     $   16,212     $   28,266
  Accounts receivable (less allowance for
    doubtful accounts of $19,301, $18,562
    and $21,376, respectively)                     529,664        560,928        504,878
  Materials and supplies                            17,491         14,237         17,893
  Inventories                                       45,018         51,277         83,434
  Prepaid expenses                                  34,658         23,190         29,984
                                                ----------     ----------     ----------
  Total current assets                             663,074        665,844        664,455
                                                ----------     ----------     ----------

Investments                                        987,485        775,647        736,401
Goodwill and other intangibles                     608,161        606,484        438,044

PROPERTY, PLANT AND EQUIPMENT:
  Wireline                                       4,122,004      4,068,502      3,794,874
  Wireless                                         703,229        692,490        611,317
  Information services                             553,538        539,743        481,190
  Other                                             11,488         11,008         24,132
  Under construction                               221,579        218,951        256,675
                                                ----------     ----------     ----------
  Total property, plant and equipment            5,611,838      5,530,694      5,168,188
  Less accumulated depreciation                  2,434,664      2,340,242      2,085,804
                                                ----------     ----------     ----------
  Net property, plant and equipment              3,177,174      3,190,452      3,082,384
                                                ----------     ----------     ----------
Other assets                                       407,090        395,018        305,886
                                                ----------     ----------     ----------
TOTAL ASSETS                                    $5,842,984     $5,633,445     $5,227,170
                                                ==========     ==========     ==========
                                       20


LIABILITIES AND SHAREHOLDERS' EQUITY

                                                  March 31,       Dec. 31,      March 31,
                                                       1998           1997           1997
                                                 ----------     ----------     ----------
CURRENT LIABILITIES:
  Current maturities of long-term debt           $   44,188     $   48,028     $   40,331
  Accounts payable                                  215,178        237,865        213,422
  Advance payments and customer deposits            102,679         84,215         67,371
  Accrued taxes                                     127,806         74,681        112,643
  Accrued dividends                                  55,155         55,012         52,176
  Other current liabilities                         124,970        137,480        145,965
                                                 ----------     ----------     ----------
  Total current liabilities                         669,976        637,281        631,908
                                                 ----------     ----------     ----------

Long-term debt                                    1,747,297      1,874,172      1,698,913
Deferred income taxes                               768,780        665,473        600,693
Other liabilities                                   237,330        242,388        236,263
Preferred stock, redeemable                           5,592          5,625          6,413

SHAREHOLDERS' EQUITY:
  Preferred stock                                     9,142          9,155          9,196
  Common stock                                      184,310        183,673        186,544
  Additional capital                                163,167        152,936        258,219
  Unrealized holding gain on investments            425,498        300,671        285,976
  Retained earnings                               1,631,892      1,562,071      1,313,045
                                                 ----------     ----------     ----------
  Total shareholders' equity                      2,414,009      2,208,506      2,052,980
                                                 ----------     ----------     ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY       $5,842,984     $5,633,445     $5,227,170
                                                 ==========     ==========     ==========
                                       21

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Financial Statement Presentation:
    The consolidated financial statements at March 31, 1998 and 1997 and for the three and twelve month periods then ended are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods. Certain prior year amounts have been reclassified to conform with the 1998 financial statement presentation.

2.  Merger Agreement:
    On March 16, 1998, ALLTEL entered into an Agreement and Plan of Merger
    (the "Merger Agreement") with 360 Communications Company ("360") and a wholly-owned acquisition subsidiary of ALLTEL providing for the merger of the wholly-owned acquisition subsidiary of ALLTEL into 360. Under terms of the Merger Agreement, each outstanding share of 360 common stock will be converted into the right to receive .74 shares of ALLTEL common stock. Accordingly, ALLTEL will issue up to approximately 92,100,000 of its common shares to effect the merger. Consummation of the merger is subject to certain conditions, including the approval of the stockholders of both 360 and ALLTEL, receipt of all necessary governmental approvals and consents and the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended. The Merger Agreement may be terminated if it has not occurred on or before November 30, 1998, (February 28, 1999, if extended by either party as provided under terms of the Merger Agreement), or may be terminated under other circumstances as specified in the Merger Agreement. The merger will be accounted for as a pooling-of-interests and is expected to occur as soon as practical after satisfaction of all conditions set forth in the Merger Agreement.

3.  Comprehensive Income:
    Effective January 1, 1998, ALLTEL adopted Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" ("SFAS 130"). Annual financial statements of ALLTEL for prior periods will be reclassified to conform to SFAS 130's presentation requirements. Comprehensive income for the three and twelve month periods ended March 31, 1998 and 1997 was as follows:

                                                          Three Months              Twelve Months
    (Dollars in thousands)                                    Ended                      Ended
    ----------------------                             ---------------------     ---------------------
                                                           1998         1997         1998         1997
                                                           ----         ----         ----         ----
    Net income                                         $123,551     $101,708     $529,729     $309,372
                                                       --------     --------     --------     --------
    Other comprehensive income (loss):
      Unrealized holding gains (losses) on
        investments arising during the period           241,667     (108,419)     419,535      (27,138)
      Reclassification adjustments for gains
        included in net income                          (36,584)           -     (192,577)           -
                                                       --------     --------     --------     --------
      Other comprehensive income (loss) before tax      205,083     (108,419)     226,958      (27,138)
      Income tax expense (benefit)                       80,256      (42,528)      87,436      (19,514)
                                                       --------     --------     --------     --------
    Other comprehensive income (loss)                   124,827      (65,891)     139,522       (7,624)
                                                       --------     --------     --------     --------
    Comprehensive income                               $248,378     $ 35,817     $669,251     $301,748
                                                       ========     ========     ========     ========

4.  Gain on Disposal of Assets and Other:
    During the first quarter of 1998, the Company recorded a pretax gain of $36.6 million primarily from the sale of a portion of its investment in WorldCom, Inc. common stock. Proceeds from the sale of stock amounted to $40.7 million. This transaction resulted in an increase of $22.3 million in net income and $.12 in earnings per share for the three month period ended March 31, 1998.
                                       22

5.  Earnings per Share:
    A reconciliation of the net income and number of shares used in computing basic and diluted earnings per share for the three and twelve month periods ended March 31, 1998 and 1997 was as follows:

                                                          Three Months              Twelve Months
      (Dollars in thousands)                                  Ended                     Ended
      ----------------------                          ---------------------     ---------------------
                                                          1998         1997         1998         1997
                                                          ----         ----         ----         ----
    Basic earnings per share:
      Net income applicable to common shares          $123,311     $101,450     $528,739     $308,317
      Weighted average common shares outstanding
        for the period                                 184,074      186,841      185,367      188,648
                                                      --------     --------     --------     --------
      Basic earnings per share                            $.67         $.54        $2.85        $1.63
                                                          ====         ====        =====        =====
    Diluted earnings per share:
      Net income applicable to common shares          $123,311     $101,450     $528,739     $308,317
      Adjustments for convertible securities:
        Preferred stocks                                    46           54          198          218
                                                      --------     --------     --------     --------
      Net income applicable to common shares
        assuming conversion of above securities       $123,357     $101,504     $528,937     $308,535
                                                      --------     --------     --------     --------
      Weighted average common shares outstanding
        for the period                                 184,074      186,841      185,367      188,648
      Increase in shares which would result from:
        Exercise of stock options                        1,816        1,168        1,282        1,084
        Conversion of convertible preferred stocks         476          544          506          552
                                                      --------     --------     --------     --------
      Weighted average common shares outstanding
        assuming conversion of above securities        186,366      188,553      187,155      190,284
                                                      --------     --------     --------     --------
      Diluted earnings per share                          $.66         $.54        $2.83        $1.62
                                                          ====         ====        =====        =====

6.  Business Segment Information:
    Operating results for each of the Company's business segments for the three and twelve month periods ended March 31, 1998 and 1997 were as follows:

                                                          Three Months             Twelve Months
    (Dollars in thousands)                                    Ended                    Ended
    ----------------------                            ---------------------   -----------------------
                                                          1998         1997         1998         1997
                                                          ----         ----         ----         ----
    Revenues and Sales:
      Wireline                                        $334,447     $301,176   $1,302,153   $1,180,444
      Wireless                                         140,629      124,117      559,238      491,073
                                                      --------     --------   ----------   ----------
        Total communications                           475,076      425,293    1,861,391    1,671,517
      Information services                             266,861      217,164    1,023,070      949,576
      Product distribution                              81,773      107,590      333,885      448,336
      Other operations                                  23,252       34,258      107,874      133,028
                                                      --------     --------   ----------   ----------
        Total                                         $846,962     $784,305   $3,326,220   $3,202,457
                                                      ========     ========   ==========   ==========
    Operating Income:
      Wireline                                        $115,655     $105,901   $  456,204   $  408,848
      Wireless                                          40,063       39,688      178,776      158,861
                                                      --------     --------   ----------   ----------
        Total communications                           155,718      145,589      634,980      567,709
      Information services                              36,863       33,664      148,421       70,733
      Product distribution                               3,581        4,417       13,121       21,618
      Other operations                                   1,758        2,928        7,618       11,755
      Corporate expenses                                (6,373)      (5,373)     (46,794)     (70,130)
                                                      --------     --------   ----------   ----------
        Total                                         $191,547     $181,225   $  757,346   $  601,685
                                                      ========     ========   ==========   ==========

                                       23

TO ALLTEL STOCKHOLDERS:

First Quarter Earnings From Current Businesses Increase 12 Percent

ALLTEL's first quarter 1998 results from current businesses include quarterly revenues and earnings per share growth of 13 percent and 12 percent, respectively, to $847 million and 55 cents per share. Quarterly results were boosted by strong gains in our long-distance business as well as the fourth consecutive quarter of double-digit revenue growth in our information services business.
    Revenues and operating income from current businesses for the first quarter were $846,962,000 and $191,547,000, up 13 percent and 6 percent, respectively, from the previous year.
    We were pleased with quarterly results as we continued to deliver double-digit earnings growth to our shareholders. Our integrated communications business continued to exhibit good growth while rolling out new products and developing an extended fiber infrastructure to support future growth. In addition, our information services business continues to sign new contracts and expand services with existing customers.
    We are particularly pleased with our long-distance business, which has been in full operation since early 1997. Despite a formidable competitive environment, we have brought this business to a profitable level while doubling our number of customers over the past year. In addition, we expect our extended fiber network - which will be one of the largest fiber networks in the Southeast - to be completed late this year, allowing us to meet the growing demand for our local service, long distance, wireless, Internet and information services.
    At the same time, we continue to sell our Internet service and implement competitive local exchange services in selected markets where ALLTEL has an established presence and strong local distribution channels.
    Wireless results were characterized by record growth in gross customer additions accompanied by a corresponding rise in marketing expense. We expect to see the revenue and income contribution from these new customers in future quarters. Churn improved in the quarter and, revenue per customer remained strong, declining only 3 percent year-over-year.
    Information services continued to produce double-digit growth in revenues as we expanded existing relationships and signed new contracts.

Company Announces Intent to Merge with 360 Communications

Clearly the most exciting event to occur in the first quarter was our announcement to merge with 360 Communications Company, one of the country's leading wireless companies. ALLTEL and 360 Communications announced March 16 plans to merge in a transaction valued at more than $6 billion. The combined companies will create a dominant, full-service communications provider primarily located in the Southeast and Midwest and will be one of the largest wireless carriers in the nation.
    The merger of ALLTEL and 360 creates a new, formidable competitor ideally positioned as one of the leading growth companies in the communications industry. Based on 1997 pro forma results, the combined companies had $4.6 billion in annual revenues, $8.6 billion in assets and $12 billion in market capitalization. Under terms of the agreement, each 360 share will be exchanged for .74 ALLTEL shares when the transaction is complete. Pending receipt of timely approvals, we expect the merger to be completed in the third quarter.
                                       24

Company Announces $200 Million Contract in India

In April ALLTEL announced it was awarded a $200 million, 10-year contract by Hughes Ispat Ltd., a consortium that will build and operate a state-of-the-art wireless local loop telecommunications system serving Bombay, India and the surrounding state of Maharashtra.
    This contract highlights the unique combination of ALLTEL's communication and information service expertise. In regards to telecommunications, we are providing our intellectual capital developed over 50 years as a wireline and wireless communications company. From the information services side, we will install the software necessary to run the operations support system of a model communications company featuring ALLTEL's Virtuoso customer care and billing system.

1998 Stockholders Meeting Results

At ALLTEL's Annual Meeting of Stockholders held April 23 in Little Rock, Michael D. Andreas, Lawrence L. Gellerstedt III, Emon A. Mahony Jr., and Ronald Townsend were elected directors to the class whose term will expire in 2001.

Board Declares Dividends

The Company's board of directors declared regular quarterly dividends on ALLTEL's common stock. The 29 cent dividend is payable July 3, 1998 to stockholders of record as of June 5, 1998.
    Regular quarterly dividends were also declared on all series of the Company's preferred stock. Preferred dividends are payable June 15, 1998 to stockholders of record as of May 22, 1998.




/s/Joe Ford
Joe T. Ford,
Chairman and Chief Executive Officer
April 23, 1998

                                       25